Exhibit 99.1

Metabolix Reports Second Quarter Financial Results and Provides Business Update

CAMBRIDGE, Mass., Jul 27, 2011 (BUSINESS WIRE) — Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended June 30, 2011.

The Company reported a net loss of $10.0 million or $0.33 per share for the second quarter of 2011 as compared to a net loss of $9.5 million or $0.36 per share for the second quarter of 2010.

The Company’s net cash used for operating activities during the second quarter of 2011 was $5.9 million, which compares to net cash used of $7.4 million for the comparable quarter in 2010. Unrestricted cash and investments at June 30, 2011 totaled $95.2 million. The Company continues to have no long-term debt.

SECOND QUARTER 2011 AND THE FIRST HALF FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow. Metabolix used $5.9 million of cash in operating activities for the second quarter 2011, which represents a decrease in cash usage from $7.4 million used during the comparable period of 2010. Net cash used in operating activities reflects the Company’s sales and marketing activities as well as research and product development.

Through the six months ended June 30, 2011 net cash used in operating activities was $15.3 million, as compared to net cash used of $16.8 million for the comparable period of 2010.

Total revenue in the second quarter of 2011 was $0.2 million, compared to $0.1 million in the comparable period of 2010. During the three months ended June 30, 2011 revenue was earned primarily from government grants and license fees from Tepha, Inc., a related party.

Revenue for the six months ended June 30, 2011 was $0.5 million compared to $0.3 million in the same period of 2010, and the year-over-year increase was primarily related to royalties earned under a licensing agreement with Tepha, Inc.

For the three months ended June 30, 2011, total operating expenses were $10.2 million as compared to $9.7 million for the comparable quarter in 2010.

Research and development expenses were $6.0 million for the three months ended June 30, 2011 as compared to $5.8 million for the comparable quarter in 2010. The $0.2 million increase was primarily due to an increase in employee compensation and related benefit expenses and research and development supplies and services, partially offset by a decrease in material production costs.

Selling, general and administrative expenses were $4.2 million for the three months ended June 30, 2011 as compared to $3.8 million for the comparable quarter in 2010. The increase of $0.4 million was primarily attributable to an increase in employee compensation and related benefit expenses and increased legal fees, partially offset by a decrease in consulting fees and related expenses.

For the six months ended June 30, 2011, total operating expenses were $20.2 million as compared to $19.7 million for the respective period in 2010.

For the six months ended June 30, 2011, total research and development expenses were $12.2 million as compared to $12.0 million for the comparable six months of 2010. The increase of $0.2 million was primarily due to an increase in employee compensation and related benefit expenses, research and development supplies and services and contracted research, partially offset by a decrease in material production costs.

For the six months ended June 30, 2011, total selling general and administrative expenses were $8.0 million as compared to $7.7 million for the comparable six months of 2010. The increase of $0.3 million was primarily attributable to an increase in employee compensation and related benefit expenses and increased legal fees, partially offset by a decrease in consulting fees and related expenses.

BUSINESS UPDATE

The Company commented that it made progress in the development of all three of its business platforms.  First, the Company noted that its portfolio of customers for Mirel™ bioplastics, sold through the Telles joint venture with ADM, continued to expand in both Europe and the US, primarily in the film and bag markets. The Company noted that it has made considerable progress in reformulating around the third party formulation ingredient which created a supply disruption in the first quarter.  The Company also reaffirmed its expectation to reach the Commercial Phase milestone of the Telles joint venture in the second half of 2011.

In its Industrial Chemicals platform, in the second quarter the Company received favorable feedback on C4 chemical samples provided to targeted customers in Q1. Potential customers noted positive results with respect to purity of the Metabolix product as well as successful conversion to key derivatives.  The Company anticipates further sample shipments in the third quarter. The Company also announced the initiation of a Joint Development Agreement (JDA) with CJ CheilJedang, a Korea-based global leader in industrial biotechnology.  In addition to further development of both C4 chemical fermentation and recovery technology, this agreement is expected to result in a commercialization plan for C4 chemicals.  This plan will examine the potential integration of the Metabolix C4 chemicals technology into CJ’s existing fermentation sites in Brazil, Indonesia and China, as well as in possible new sites.  The Company noted that each party will be responsible for its own costs during the JDA phase and that the relationship is non-exclusive.  The Company confirmed that its technology will be ready for commercial plant design by the end of 2011.  The Company also noted that it is now in early stage discussions with potential partners for its C3 technology program, which leverages the C4 chemical work and equipment.

The Company also continued to make progress in its crop-based science initiatives. During the second quarter, the Company was proud to have been awarded a $6 million Department of Energy grant for development of its switchgrass program.  The work being funded is expected to allow the Company to increase the PHA levels expressed in switchgrass and conduct pilot testing of the production of chemical intermediates. After polymer extraction for chemicals production, the remaining densified biomass is expected to be suitable for firing on site, converting to fuels or being effectively transported to other users.

Richard Eno, CEO, commented, “We were very pleased to see meaningful progress across all three of our platforms during the second quarter.  We continue to advance both scientific development and commercialization activities as we deliver renewable alternatives to petroleum based products across a wide range of product categories.  The combination of steady progress in our bioplastics commercialization effort, our push toward industrial scale for C4 chemicals, and our ongoing work in crop science gives us many opportunities to generate tremendous value both for the global community and for our shareholders.  We are excited with our emerging competitive position, confident in our opportunities, and fortunate to have the financial resources to achieve our vision.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on July 27, 2011 at 4:30 p.m. (Eastern) to discuss the results of the second quarter ended June 30, 2011. The Company will also provide an update on the business and answer questions from the investment community. To participate, dial toll-free 1-800-946-0783 or 1-719-457-2710 (international). The pass code is 6203453. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics through Telles, a joint venture between Metabolix and Archer Daniels Midland Company. Metabolix is also developing biosourced industrial chemicals and a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected timing of the Commercial Phase of the ADM collaboration, plans for the CJ CheilJedang collaboration, expectations for the commercialization of the Company’s industrial chemicals and projected crop science program results, and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2011 and its 10-K for the year ended December 31, 2010. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
License fee and royalty revenue from related parties	$92	$42	$393	$72
Grant revenue	99	5	124	5
Research and development revenue	—	62	—	212
Total revenue	191	109	517	289

Operating expense:
Research and development expenses, including cost of revenue	6,000	5,838	12,199	12,006
Selling, general, and administrative expenses	4,196	3,848	7,983	7,717
Total operating expenses	10,196	9,686	20,182	19,723
Loss from operations	(10,005)	(9,577)	(19,665)	(19,434)

Other income (expense):
Interest income, net	23	34	43	89
Net loss	$(9,982)	$(9,543)	$(19,622)	$(19,345)

Net loss per share:
Basic and Diluted	$(0.33)	$(0.36)	$(0.69)	$(0.73)

Number of shares used in per share calculations:
Basic and Diluted	29,824,008	26,780,612	28,372,371	26,659,441

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	June 30,	December 31,
	2011	2010
Assets
Cash, cash equivalents and short-term investments	$76,529	$61,574
Other current assets	1,123	1,682
Restricted cash	622	622
Property and equipment, net	2,495	2,776
Long-term investments	18,651	—
Other assets	74	117
Total assets	$99,494	$66,771

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,012	$4,324
Short-term deferred revenue	2,045	1,906
Current portion of deferred rent	165	165
Long-term deferred revenue	36,666	36,207
Other long-term liabilities	416	493
Total liabilities	43,304	43,095
Total stockholders’ equity	56,190	23,676
Total liabilities and stockholders’ equity	$99,494	$66,771

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2011	2010
Cash flows from operating activities
Net loss	$(19,622)	$(19,345)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	770	813
Charge for 401(k) company common stock match	368	254
Stock-based compensation	2,442	2,240
Changes in operating assets and liabilities:
Other operating assets and liabilities	(188)	(1,006)
Deferred revenue	931	213
Net cash used in operating activities	(15,299)	(16,831)

Cash flows from investing activities
Purchase of property and equipment	(488)	(353)
Change in restricted cash	—	(29)
Purchase of investments	(78,968)	(37,385)
Proceeds the from sale and maturity of investments	52,606	55,802
Net cash provided by (used) in investing activities	(26,850)	18,035

Cash flows from financing activities
Proceeds from options exercised	48	2,149
Proceeds from public stock offering, net of offering costs of $2,336	49,357	—
Net cash provided by financing activities	49,405	2,149

Effect of exchange rate changes on cash and cash equivalents	(4)	—

Net increase in cash and cash equivalents	7,252	3,353
Cash and cash equivalents at beginning of period	12,526	10,814
Cash and cash equivalents at end of period	$19,778	$14,167